                                                                EXHIBIT 10(f)



                          [LASALLE BANKS LETTERHEAD]


February 7, 1997



Mr. Peter Canepa
Chief Financial Officer
Riviera Tool Company
5460 Executive Parkway SE
Grand Rapids, MI  49512

Dear Pete:

On behalf of LaSalle National Bank (the "Bank"), I am pleased to present this proposal to Riviera Tool Company (the "Company").

        1.  Revolving Line of Credit

            Amount: Up to $8,000,000.00 (Eight Million Dollars), availability subject to advance formula
                                (see below).

            Maturity:           December 1, 1998


            Repayment:          Interest -  Monthly on the first of each month,
                                            for Prime based options, commencing
                                            the first of the month following
                                            closing.

                                            For LIBOR priced options, interest
                                            shall be due at the maturity of the
                                            tenor chosen

                                Principal - Revolving, in full at December 1,
                                            1998.
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February 7, 1997
Mr. Peter Canepa
Page 3


                Interest Rate:          Company's opinion of Bank Prime Rate
                                        plus 1% or the yield on U.S. Treasury
                                        Notes Maturing 5-years from date of
                                        closing plus 250 Basis Points.

                Commitment Fee:         1%, ($32,500.00) payable at closing.

                Purpose:                To pay off existing bank debt.

           III. Collateral:             First lien position on all assets of
                                        Company.

            IV. Guaranty:               Company shall cause Kenneth Rieth to
                                        provide an unconditional guaranty of
                                        $2,000,000.

             V. General Conditions

                * Company's deposit accounts, including a lockbox into which all collections of receivables shall be deposited and applied to the outstanding principal balance of the line of credit, shall be maintained at Bank.

                * Company shall enter into a Loan Agreement containing usual and customary general and financial covenants, approved by Bank's Legal Counsel.

                At a minimum, financial covenant requirements would be as follows:



                                                8/31/97         8/31/98         8/31/99
                                                -------         -------         -------
Current Ratio Minimum                           4.0 to 1.0      4.0 to 1.0      4.0 to 1.0
Tangible Net Worth (000)                         $12,000         $13,250         $14,500
EBITDA/Total Debt Service                      >3.0 to 1.0       Same            Same
Maximum Total Unsub Liabilities/                1.5 to 1.0      1.45 to 1.0     1.40 to 1.0
   Tangible Net Worth
Minimum Working Capital (000)                    $ 7,000         $ 7,000         $ 7,000
Minimum EBITDA/Interest                       >2.75 to 1.0       Same            Same
Capital Expenditure Limitation                  $1,000,000       Same            Same


                * Company shall pay all of Banks usual and customary fees and expenses incurred in conducting its due diligence and in documenting the transaction, including but not limited to legal fees, field audit fees, closing fees, etc.
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February 7, 1997
Mr. Peter Canepa
Page 2


                Interest Rate:  Beginning March 1, 1998, at Company's option based on the following schedule:

                EBIT*                           Prime           LIBOR
                <$500,000                       +1.0            +300 b.p.
                >$500,000 & <$1,500,000         +.375           +250 b.p.
                >$1,500,000                     -.25            +200 b.p.

              * as measured for each six month period ending February 28 and
                August 31. Through February 28, 1998 line of credit borrowings shall bear interest at Prime + 1.00% or LIBOR +300 Basis Points. LIBOR borrowings must be in minimums of $1,000,000.

                Fee: 1/2% on unused portion, payable quarterly in arrears.

                Advance Formula:  Availability under the line would be
                                  governed by the Advance Formula which shall be equal to 80% of Eligible accounts receivable and 40% of Eligible unbilled contracts in process and inventory
                                  (with a maximum advance against unbilled contracts in process and inventory of $2,000,000).

                Purpose: Accounts receivable and contracts in process financing.

            II. Term Loan

                Amount: Up to $3,250,000 (Three Million Two Hundred and Fifty Thousand Dollars), not to exceed 80% of Forced Liquidation Value of appraised value of equipment.

                Repayment:        Six monthly principal installments of
                                  $54,167.00 each, plus interest, on the first of each month, commencing on the first of the month following closing.
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February 7, 1997
Mr. Peter Canepa
Page 4


        * Eligible accounts receivable shall be defined as those remaining unpaid 90 days or less from date of original invoice, are not due from a related entity and which have less than 25% of the total amount due from any single customer over 90 days;

        * Eligible contracts in process shall exclude the amount attributable to selling, general, administrative and interest expenses;

        * Company must complete its Initial Public Offering with minimum net proceeds to the Company of $7,175,000 simultaneously with or prior to Bank funding;

        * At the end of each week, Company shall provide to Bank a Borrowing Base Certificate which provides, at a minimum, an accounts receivables aging, the listing of any accounts subject to the "25%" rule, inventory, Contracts in Process and, borrowings outstanding, etc;

        * Company shall provide Bank with monthly internally prepared financial statements and annual audited statements prepared by an independent certified public accounting firm acceptable to the Bank;

        * Company shall pay and provide evidence of payment to LaSalle, within 10-days of closing:

              1)  Any delinquent or currently due taxes.
              2)  All past due rents.
              3) Sufficient accounts payable to bring all payables within stated terms.

         *    Company shall cause First Chicago NBD to:

              1) Enter into a "Blocked Account" agreement which must clearly state that any collections of accounts receivable or other funds that are received by First Chicago NBD are collateral of LaSalle National Bank and are to be remitted directly to LaSalle to be applied to any outstanding balance of the line of credit.

              2) Release the pledge of Company's stock pledged to First Chicago NBD.
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February 7, 1997
Mr. Peter Canepa
Page 5

              3) Agree at or before closing to release the Company, Riviera Holding Company or Ken Rieth of any and all liabilities to First Chicago NBD.


Please indicate your acceptance of this offer by signing below and returning the original of this letter to LaSalle by February 14, 1997. If the original of the letter is not received in our office by 5:00 P.M. on that day, this offer shall be null and void.

We are ready to proceed quickly to close these credit facilities based on the foregoing. We intend to begin preparation of closing documents immediately. In the event that funding does not occur, it shall be our mutual understanding that the Company shall pay all costs and expenses incurred by the Bank in connection with this commitment.

Please let us know how you would like to proceed. We look forward to working with you, Ken and Riviera.

Sincerely,


/s/ David W. Edwards
David W. Edwards
Vice President

DWE/dmo

RIVIERA TOOL COMPANY

Accepted and agreed to this 7th day of February, 1997

By:   /s/ Kenneth K. Rieth
   --------------------------
          Kenneth K. Rieth

Its:  President